Exhibit 99.1

ProBuild Selected Financials

	Year ended December 31, (1)
($ in millions)	2012A	2013A	2014A
Statement of Operations Data:
Net sales	$3,621.0	$4,335.4	$4,478.7
Cost of goods sold	2,740.0	3,251.0	3,323.7

Gross margin	$881.0	$1,084.4	$1,155.0
Other expenses, excluding depreciation and amortization	901.3	1,010.4	1,026.3
Depreciation expense	59.1	47.4	48.3
Amortization expense	25.5	15.5	9.5
Income (loss) before income tax expense	(160.0)	(39.3)	25.8
Net income (loss)	(161.6)	(40.7)	25.2
Net income (loss) attributable to ProBuild Holdings, Inc.	(13.2)	(19.1)	(11.2)
Balance Sheet Data (end of Period)
Cash and cash equivalents	$10.3	$14.3	$9.4
Total assets	2,380.8	2,443.5	2,409.4
Total debt (including current portion)	1,285.7	1,344.1	1,287.4
Total stockholders’ equity	90.0	69.8	58.6
Statement of Cash Flows Data:
Net cash used in operating activities	($149.9)	$31.8	$91.1
Net cash provided by (used in) investing activities	(21.8)	(76.8)	(41.9)
Net cash provided by (used in) financing activities	159.8	49.0	(54.2)
Other Financial Data:
Depreciation and amortization of intangibles	$91.4	$69.0	$62.8
Adjusted EBITDA (2)	53.3	125.3	190.4
Capital expenditure	44.1	83.0	65.1

Source: ProBuild audited financials (1) Audited financials have not been adjusted for closed operations. (2) Adjusted for the impact of closed operations.